UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2020

PARALLAX HEALTH SCIENCES, INC.

(Exact name of Company as specified in its charter)

Nevada	000-52534	46-4733512
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
1327 Ocean Avenue, Suite B Santa Monica, CA 90401 (Address of principal executive offices) 310-899-4442 (Registrant’s Telephone Number)
Copy of all Communications to: Peter V. Hogan Buchalter 1000 Wilshire Boulevard, Suite 1500 Los Angeles, CA 90017 (213) 891-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

As used in this current report and unless otherwise indicated, the terms "we", "us", "our", “Company”, and “Parallax” mean Parallax Health Sciences, Inc., a Nevada corporation, and its subsidiaries, unless otherwise indicated.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The disclosures set forth in Item 5.02 are incorporated into this Item 1.01 by reference.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The disclosures set forth in Item 5.02 are incorporated into this Item 3.02 by reference.

ITEM 5.02DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 7, 2020, the Company executed an Executive Agreement (the “Executive Agreement”) for the appointment of Dr. David L. Stark as the Company’s President, pursuant to a resolution of the board of directors effective March 1, 2020.  In connection with the appointment, Mr. Paul R. Arena, who has held the position of President since July 2017, remains the Company’s Chief Executive Officer and Chairman of the Board of Directors, but resigned the position of President to afford Dr. Stark’s appointment.

The Executive Agreement replaces any other agreement between Dr. Stark and the Company or any of its subsidiaries, and provides a base compensation of $225,000 in year one, $250,000 in year two and $275,000 in year three, commencing after the initial term estimated at approximately six (6) months, during which time Dr. Stark will devote fifty percent (50%) of his time at a compensation proportionate to the year one base compensation. The Executive Agreement also provides for various performance bonuses, and customary employee benefits, as well as (i) a grant to purchase 2,000,000 restricted common shares at $0.001 per share, of which 25% vest immediately, and the remainder vest upon the Company’s achievement of certain earnings goals; and (ii) stock options to purchase 3,000,000 shares of the Company's Common Stock at an exercise price of $0.25 per share for a period of five (5) years, of which 25% vest immediately, and the remainder vest quarterly in equal amounts over the term of the Agreement.

The foregoing disclosure of the Executive Agreement set forth in this Section 5.02 does not purport to be complete, and is qualified in its entirety by reference to the Executive Agreement, which is filed as Exhibit 10.1 of this Current Report and incorporated by reference herein.

Dr. David L. Stark

Dr. Stark has 18 years’ experience in the medical and clinical fields, from the toxicology labs to the investigator site, and has been essential to all aspects of clinical and device research. Due to his extensive and broad experiences in the inner workings of the research and regulatory aspects of clinical trials, Dr. Stark brings a unique vision to the industry and the Company as a motivated designer of superior approaches to research challenges. Most importantly, Dr. Stark is highly qualified to manage the development opportunities of the Company.

Formerly the Director of the National Institute of Clinical Research (NICR), Dr. Stark has been responsible for the design, organization and implementation of clinical trials for pharmaceutical and device companies.  He has a broad background in designing, conducting, and monitoring clinical trials of new pharmaceuticals and devices.  He is also one of the few that has worked in the manufacturing validation of pharmaceuticals, the clinical field, and the regulatory (IRB) arenas, and therefore possesses a big-picture understanding of pharmaceutical development.

Through Dr. Stark’s diverse and devoted networking within the industry, he has assembled a wide network of more than 5,000 physicians throughout the United States and the international community. As part of his experience, he has negotiated a unique Drug Master File (DMF) partnership with drug manufacturers in China.

In addition to his significant accomplishments on the industry side of clinical drug and device development, Dr. Stark has experience with the FDA (major focus on Investigational New Drug (IND), New Drugs (NDA) and 510(k) applications). Prior to his employment at NICR, Dr. Stark was the President and Chief Executive Officer of Powder Ice, Inc a medical products company. Additionally, Dr. Stark is a California state licensed Qualified Medical Examiner and Certified Clinical Research Associate.

The Company believes Mr. Stark is qualified to be the Company’s President because of his extensive background and experience in medical device development, as well as clinical trials, and the implementation of medical and regulatory processes.

Family Relationships

There are no family relationships between Dr. Stark and any of the Company's directors and officers.

ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description of Exhibit	Filing Reference
10.1	Executive Agreement dated March 1, 2020 between Parallax Health Sciences, Inc and Landis Enterprises LLC for David L. Stark	Filed herewith*.

* Confidential disclosure schedules omitted.  The Registrant undertakes to furnish copies of any omitted schedules to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARALLAX HEALTH SCIENCES, INC.

Dated: April 9, 2020	/s/ Calli R. Bucci
Calli R, Bucci
Chief Financial Officer